UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2015

DCP Holding Company

(Exact name of registrant as specified in its charter)

Ohio	0-51954	20-1291244
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

100 Crowne Point Place, Sharonville, Ohio		45241
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 554-1100

           Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 14, 2015, the Chairman of the Board of Directors and Anthony A. Cook executed the Tenth Amended and Restated DCP Holding Company Employment Agreement by and between DCP Holding Company (the “Company”) and Anthony A. Cook, with an effective date of January 1, 2015. The amended employment agreement provides for a base salary of not less than $411,060 and annual bonus eligibility of between 15% and 60% of base salary. This agreement also provides for long term incentive award eligibility of equal to 5% of base salary in the form of share awards based on continued employment and up to 45% of base salary in the form of cash contingent on the performance of the Company over a three year period, a monthly automobile allowance, payment of country club dues of up to $7,200 annually and certain severance benefits if Mr. Cook is terminated without good cause. The Tenth Amended and Restated Employment Agreement continues for a period of one year after the effective date and is automatically extended for successive one year periods. Mr. Cook, age 64, has been President and Chief Executive Officer of Dental Care Plus since February 2001, President and Chief Executive Officer of the Company since July 2004 and a member of the Board of Directors of the Company since November 2008.

Also on May 14, 2015, the Chairman of the Board of Directors and Robert C. Hodgkins, Jr. executed a long term incentive compensation agreement. This agreement provides for long term incentive award eligibility equal to 5% of base salary in the form of share awards based on continued employment and up to 45% of his base salary of $247,775 in the form of cash contingent on the performance of the Company over a three year period. Mr. Hodgkins, age 55, has been Vice President and Chief Financial Officer of Dental Care Plus since July 2003 and Vice President and Chief Financial Officer of the Company since July 2004.

ITEM 9.01	Financial Statements and Exhibits

Exhibit 10.1	Tenth Amended and Restated DCP Holding Company Employment Agreement effective January 1, 2015, dated May 14, 2015*

Exhibit 10.2	Long Term Incentive Compensation Agreement Restricted Share Unit (RSU) Agreement effective January 1, 2015, dated May 14, 2015*

*	Reflects management contracts or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP Holding Company

Date: May 19, 2015	/s/ Robert C. Hodgkins, Jr.
Robert C. Hodgkins, Jr.
Vice President and Chief Financial Officer